Exhibit 21.1
MEDIDATA SOLUTIONS, INC.
Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
MDSOL Europe Limited	United Kingdom
Medidata International, Inc.	Delaware, U.S.
Medidata Korea, Limited	South Korea
Medidata Solutions K.K.	Japan
Medidata Technology LLP	United Kingdom